Exhibit 99.1

EDGAR Online Announces Redemption of Public Warrants

   SOUTH NORWALK, Conn.--(BUSINESS WIRE)--March 29, 2005--EDGAR(R) Online(R), Inc. (NASDAQ: EDGR), a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals, today announced that it sent notices of redemption to holders of all of its outstanding public warrants (NASDAQ: EDGRW) that were issued as part of the company's public financing in May 2004.
   Warrant holders may exercise their warrants until 5:00 p.m. EST on April 28, 2005, for $1.50 per share, which would give the holder one
(1) share of EDGAR Online (NASDAQ: EDGR) common stock. After April 28, 2005, the company will purchase any unexercised warrant for $0.25 per warrant.
   The warrant agreement provides that outstanding warrants may be redeemed at the option of the company, beginning six months after the date of the final prospectus relating to the initial sale of the warrants to the public, and at any time after the closing price of the common stock has equaled or exceeded $2.00 per share on each of five
(5) consecutive trading days.
   "We met the requirement for redemption on February 24, 2005, and we now believe that it is in the company's best interest to call the warrants," said Susan Strausberg, EDGAR Online's president and CEO. "Of the 3,125,000 callable warrants issued as part of our May 2004 financing, 2,815,325 remain outstanding. If all of these warrants are redeemed, EDGAR Online will receive proceeds of $4.2 million, bringing the company's cash balance to approximately $8 million. EDGAR Online currently has no debt other than normal operating payables and accrued expenses."

   Additional information may be obtained by contacting:

EDGAR Online, Inc.
Mike Frank, Director of Investor Relations
Phone: (212) 457-8231
mfrank@edgar-online.com

Or

American Stock Transfer & Trust Company
Shareholder Services
(800) 937-5449
info@amstock.com

   About EDGAR(R) Online(R), Inc.

   EDGAR Online, Inc. (NASDAQ: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate, and advisory professionals. The company makes its information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

   "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues,
(ii) obtain profitability, and (iii) obtain additional financing, changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with acquisitions, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.

   EDGAR(R) is a federally registered trademark of the U.S.
Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange
Commission.

    CONTACT: EDGAR Online, Inc.
             Mike Frank, 212-457-8231
             mfrank@edgar-online.com